Table of Transactions

1100 shares at 87.26
1600 shares at 87.27
500 shares at 87.29
3200 shares at 87.30
1100 shares at 87.31
700 shares at 87.34
1000 shares at 87.35
600 shares at 87.36
200 shares at 87.40
800 shares at 87.47
5000 shares at 87.49
3700 shares at 87.50
300 shares at 87.51
200 shares at 87.54


20000 shares at an average sale price of $87.3993